Exhibit 4.2

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

BOXLIGHT CORPORATION

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

See attached Certificate of Designation for Series C Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X ______________________________

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Exhibit A to Certificate of Designation

BOXLIGHT CORPORATION

The undersigned, the Chief Executive Officer of Boxlight Corporation, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to Nevada Revised Statute 78.1955 and the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution creating a series of preferred stock to be designated as Series C Convertible Preferred Stock, was duly adopted on September 18, 2020.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Articles of Incorporation of the Corporation, as amended and restated on December 13, 2016 as document number 20160540929-18 (the “Articles of Incorporation”), there hereby is created out of the 50,000,000 shares of authorized preferred stock, par value $0.0001 per share (the “Preferred Stock”), of the Corporation, as authorized in Article FOURTH of the Corporation’s Articles of Incorporation, a series of Preferred Stock of the Corporation, to be designated “Series C Preferred Stock,” consisting of up to One Million Three Hundred and Twenty Thousand Eight Hundred and Fifty (1,320,850) shares of the Corporation’s Series C non-voting convertible and redeemable preferred stock, par value $0.0001 per share, which Series C Preferred Stock shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

TERMS OF SERIES C CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

(a) A series of Preferred Stock of the Corporation, designated as non-voting, convertible and redeemable Series C Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”), is hereby established. The number of authorized shares of Series C Preferred Stock to be issued shall be One Million Three Hundred and Twenty Thousand Eight Hundred and Fifty (1,320,850) shares.

(b) The stated and liquidation value of the Series C Preferred Stock shall be Ten Dollars ($10.00) per share (“Stated Value”).

(c) The Series C Preferred Stock is being issued to the shareholders of Sahara Holdings Limited (“Sahara”) pursuant to the terms of that certain share purchase agreement among the shareholders of Sahara (the “Sellers”) and the Corporation, dated September __, 2020 (the “Purchase Agreement”). Unless otherwise separately defined in this Certificate of Designation (this “Certificate”), all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.

(d) As used in this Certificate, the term “Holders” shall mean the shareholders of Sahara or one or more other holder(s) of shares of Series C Preferred Stock.

2. Rank. All shares of the Series C Preferred Stock shall rank:

(a) senior to (i) the Corporation’s Class A voting common Stock, $0.0001 par value per share, of the Corporation (the “Class A Common Stock”); and (ii) the Corporation’s Class B non-voting common Stock, $0.0001 par value per share, of the Corporation (the “Class B Common Stock”) and (iii) except as set forth in Section 2(b) below, any other class of Preferred Stock which shall be specifically designated as junior to the Series B Preferred Stock, (collectively, with the Common Stock and Preferred Stock, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(b) pari passu and on parity with the Corporation’s Series B Preferred Stock any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series C Preferred Stock (the “Pari Passu Securities”); and

(c) junior to any class or series of secured debt securities or indebtedness of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. The Series C Preferred Stock shall pay no dividend.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series C Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to the aggregate number of shares of Series C Preferred Stock then outstanding multiplied by ten dollars ($10.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series C Preferred Stock shall share ratably (together with Holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series C Preferred Stock are entitled were paid in full.

5. Voting Rights. Except as otherwise set forth herein, the Holders of Series C Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series C Preferred Stock; in which event the Series C Preferred Stock may vote as a separate class with respect to such amendment.

6. Conversion.

(a) Optional Conversion. The Series C Preferred Stock shall not be convertible at the option or election of the Holder into Class A Common Stock of the Corporation until January 1, 2026. Thereafter, but subject at all times to the provisions of Section 10 below, the Series C Preferred Stock may be converted, in whole or in part, at the option of any one or more Holder into shares of Class A Common Stock of the Corporation (the “Conversion Shares”) at the Conversion Price per share set forth in Section 6(c) below.

(b) Mandatory Conversion. Notwithstanding the provisions of Section 6(a) or any other provision of this Certificate (but subject at all times to the provisions of Section 10 below) in the event that the volume weighted average price (“VWAP”) of the Corporation’s Class A Common Stock, as traded on the Nasdaq Capital Market (“Nasdaq”) or other recognized securities exchange in the United States, for any twenty (20) consecutive trading days shall exceed two hundred percent (200%) of the Conversion Price then in effect (a “Mandatory Conversion Event”), then and in such event, all of the outstanding shares of Series C Preferred Stock shall automatically, and without any further action on the part of the Holders, convert into shares of the Corporation’s Class A Common Stock at such Conversion Price.

(c) Conversion Price. The conversion price of the Series C Preferred Stock shall be $_____1 (the “Conversion Price”). Such Conversion Price shall subject to adjustment pursuant to Section 8 below. Each share of Series C Preferred Stock shall be convertible into that number of shares of Class A Common Stock as shall be determined by dividing (i) $10.00 by (ii) the Conversion Price then in effect.

7. Notice of Conversion.

(a) In order to cause the Conversion of shares of Series C Preferred Stock pursuant to Section 6(a), the Holder of Series C Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed notice of Conversion to the Corporation (Attention: Chief Financial Officer), no later than ten (10) days prior to the record date of such Conversion (the “Notice of Conversion”) and (ii) the Holder of Series C Preferred Stock shall surrender or cause to be surrendered only those original certificates of Series C Preferred Stock that shall be converted into Conversion Shares (the “Series C Preferred Stock Certificates”), duly endorsed. Upon receipt by the Corporation of the Holder’s original certificates representing the Series C Preferred Stock subject to Conversion and the Notice of Conversion, the Corporation shall promptly send, via facsimile or email, a confirmation to such Holder stating that the Series C Preferred Stock Certificates has been received and the date upon which the Corporation expects to deliver the Conversion Shares issuable upon such Conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion Shares.

(b) Upon the occurrence of a Mandatory Conversion Event, the Corporation shall (i) fax or email the Holders of consummation of the Mandatory Conversion Event, in which case the original certificates of Series C Preferred Stock shall automatically, and without any further action on the party of the Holders, be converted into Conversion Shares and shall be deemed to represent the applicable number of Conversion Shares. The Corporation shall electronically provide to each Holder evidence of such Person’s ownership of Conversion Shares, as reflected on the Corporation’s Stock Register maintained by its transfer agent.

8. Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series C Preferred Stock was issued by the Corporation (the “Original Issuance Date”), the shares of the Corporation’s Class A Common Stock (which shall include the Conversion Shares issuable upon the conversion of the Series C Preferred Stock), shall be changed into the same or a different number of shares of any class or classes of stock, whether by forward or reverse split(s) of the outstanding Corporation Class A Common Stock, recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each Holder of Series C Preferred Stock shall have the right thereafter to convert such Series C Preferred Stock into the kind and amount of stock and other securities and property receivable upon such stock split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change into the number of Conversion Shares into which such shares of Series C Preferred Stock could have been converted immediately prior to such forward or reverse split(s), recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

9. Reservation of Corporation Common Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of the Corporation’s Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Corporation Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock; and if at any time the number of authorized but unissued shares of Corporation Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Corporation Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

1 100% of the closing price of the Corporation’s Class A Common Stock, as traded on the Nasdaq Capital Market on September __, 2020 [being the trading day immediately following Completion of the transactions contemplated by the Purchase Agreement], as reported on Nasdaq.com.

10. Compliance with Nasdaq Rule. In the event that the aggregate number of Conversion Shares into which all shares of Series C Preferred Stock and all shares of Series C Preferred Stock issued pursuant to the Purchase Agreement may be converted shall equal or exceed twenty (20%) percent of the issued and outstanding shares of Class A Common Stock of the Corporation, then and in such event, and, in accordance with Nasdaq Rule 5635(d), the Corporation shall, on or before December 31, 2020, call a special meeting of its shareholders for the purpose of approving, adopting and ratifying (a) all of the transactions contemplated by the Purchase Agreement and (b) the issuance of the shares of Series C Preferred Stock and Series B Preferred Stock (the “Required Shareholder Approvals”). In the event that for any reason, the requisite holders of a majority of the issued and outstanding shares of Class A Common Stock of the Corporation do not provide such Required Shareholder Approvals, then and in such event, the Series C Preferred Stock and the Series B Preferred Stock shall no longer be subject to optional or mandatory conversion into Conversion Shares, but shall be subject to redemption at the option of the Holders in accordance with Section 11 below.

11. Redemption. To the extent not previously converted into Conversion Shares, the outstanding shares of Series C Preferred Stock shall be redeemable at the option of the Holders at any time or from time to time commencing on January 1, 2026, upon thirty (30) days prior written notice to the Corporation, for a redemption price, payable in cash, equal to sum of (a) Ten ($10.00) multiplied by the number of shares of Series C Preferred Stock being redeemed (the “Redeemed Shares”), plus (b) all accrued and unpaid dividends, if any, on such Redeemed Shares.

12. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series C Preferred Stock. All shares of Class A Common Stock of the Corporation (including fractions thereof) issuable upon conversion of more than one share of Series C Preferred Stock by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

13. No Reissuance of Series C Preferred Stock. No share or shares of Series C Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

14. Amendment. This Certificate or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, of (i) the Holders of a majority of the outstanding shares of Series C Preferred Stock, voting separate as a single class, (ii) with such other stockholder approval, if any, as may then be required pursuant to the Nevada Revised Statutes and the Articles of Incorporation, and (iii) the Board of Directors of the Corporation.

15. Protective Provisions. So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding shares of Series C Preferred Stock (the “Series C Majority Holders”):

(a) alter or change the rights, preferences or privileges of the Series C Preferred Stock, or increase the authorized number of shares of Series C Preferred Stock; or

(b) issue any additional shares of Series C Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 15 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series C Preferred Stock then outstanding.

16. Cancellation of Series C Preferred Stock. If any shares of Series C Preferred Stock are converted pursuant to this Certificate, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series C Preferred Stock.

17. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series C Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series C Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series C Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series C Preferred Stock Certificate(s) if the Holders contemporaneously requests the Corporation to convert such Series C Preferred Stock.

18. Waiver. Notwithstanding any provision in this Certificate to the contrary, any provision contained herein and any right of the Holders of Series C Preferred Stock granted hereunder may be waived as to all shares of Series C Preferred Stock (and the Holders thereof) upon the written consent of the Series C Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series C Preferred Stock shall be required.

19. Certain Definition. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation.

20. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are as set forth in the Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on September 25, 2020.

BOXLIGHT CORPORATION

By:
Name:	Michael Pope
Title:	Chief Executive Officer